Intrepid Announces Second Quarter 2024 Results

Denver, CO, August 5, 2024 - Intrepid Potash, Inc. ("Intrepid", the "Company", "we", "us", or "our") (NYSE:IPI) today reported its results for the second quarter of 2024.

Key Highlights for Second Quarter 2024

Financial & Operational
•Total sales of $62.1 million, which compares to $81.0 million in the second quarter of 2023.
•Net loss of $0.8 million (or $0.06 per diluted share), which compares to net income of $4.3 million (or $0.33 per diluted share) in the second quarter of 2023.
•Gross margin of $7.6 million, which compares to $15.4 million in the second quarter of 2023.
•Cash flow provided by operations of $27.7 million, which compares to $30.5 million in the second quarter of 2023.
•Adjusted EBITDA(1) of $9.2 million, which compares to $15.8 million in the second quarter of 2023.
•Potash and Trio® sales volumes of 55 thousand and 63 thousand tons, respectively, which compares to 79 thousand and 63 thousand tons, respectively, in the second quarter of 2023.
•Potash and Trio® average net realized sales prices(1) of $405 and $314 per ton, respectively, which compares to $479 and $333 per ton, respectively, in the second quarter of 2023.

Management & Board of Directors Update
•On July 10, 2024, we announced that the Board of Directors (“the Board”) of Intrepid elected Barth Whitham, formerly Lead Independent Director, as its Chair. On that date, the Board also announced that it initiated a search process to identify a successor for Intrepid’s CEO, Bob Jornayvaz, who is currently out on an extended medical leave of absence, as it is unlikely that Mr. Jornayvaz will return to his CEO role. During this process, Intrepid’s CFO, Matt Preston, will continue to serve as acting principal executive officer, working closely with the rest of the Company’s management team and the Board.

Capital Expenditures
•Capital expenditures were $11.3 million in the second quarter of 2024, bringing our total capital expenditures to $23.0 million for the first six months ended June 30, 2024. We continue to expect full-year 2024 capital expenditures of $40 million to $50 million.

Project & Operational Updates
•HB Solar Solution Mine in Carlsbad, New Mexico
◦Replacement Extraction Well ("IP30B"): We successfully completed the IP30B project in June 2024 and the new extraction well is now serving as our primary source of brine for the current evaporation season. We expect IP30B will be our primary extraction well for the Eddy Cavern for future evaporation seasons.
◦Phase Two of HB Injection Pipeline Project ("Phase Two"): Phase Two is the installation of an in-line pigging system to clean the HB injection pipeline and remove scaling to help ensure more consistent flow rates. All pipeline is now installed and tanks have been set, and we expect to commission the project in the third quarter of 2024.

•Brine Recovery Mine in Wendover, Utah
◦Primary Pond 7 ("PP7"): Construction of PP7 is complete and the new pond is being filled with brine. This new primary pond is expected to increase the brine evaporative area at Wendover and help us meet our goals of maximizing brine availability, increasing brine grade, and improving production. We expect to see the production benefits of the new primary pond in the fall of 2025.
◦Lithium Project: We continue to advance our lithium project in Wendover and are in the process of reviewing proposals from multiple partners. The lithium already present in our byproduct magnesium brine is estimated to support approximately two thousand tons of lithium carbonate production per year assuming the existence of a commercially feasible extraction technology.

•Intrepid South
◦Sand Project: We have all necessary permits in place to begin construction and operation on our sand project. While our sand project shows good potential, owing to softening conditions in the oilfield services market, we’re pausing development and will be dedicating our resources to other strategic priorities at this time.

•East Underground Trio® Mine
◦Operational & Cost Efficiencies: Owing to efficiencies from the two continuous miners placed into service in 2023 and the operation of our fine langbeinite recovery system, we've seen significant improvement in our production rates and cost structure compared to the prior year. For the first six months of 2024, our cost of goods sold totaled approximately $284 per ton, which compares to the same prior-year figure of $320 per ton. Improving our margins in the Trio® segment through operational efficiencies and cost savings initiatives remains a key focus for Intrepid.

Liquidity
•During the second quarter of 2024, cash flow provided by operations was $27.7 million, while cash used in investing activities was $9.8 million. As of July 31, 2024, Intrepid had approximately $51.1 million in cash and cash equivalents and had no outstanding borrowings on our $150 million revolving credit facility.
•Intrepid maintains an investment account of short-and-long-term fixed income securities that had a balance of approximately $2.5 million as of July 31, 2024.

Consolidated Results, Management Commentary, & Outlook
In the second quarter of 2024, Intrepid generated sales of $62.1 million, a 23% decrease from second quarter 2023 sales of $81.0 million. Consolidated gross margin totaled $7.6 million, while net loss totaled $0.8 million, or a net loss of $0.06 per diluted share, which compares to second quarter 2023 net income of $4.3 million, or $0.33 per diluted share. The Company delivered adjusted EBITDA(1) of $9.2 million, down from $15.8 million in the same prior year period, with the lower profitability primarily being driven by lower pricing for our key products. Our second quarter 2024 average net realized sales prices(1) for potash and Trio® averaged $405 and $314 per ton, respectively, which compares to $479 and $333 per ton, respectively, in the second quarter of 2023.

Matt Preston, Intrepid's Chief Financial Officer and acting principal executive officer commented: "Our strategic focus continues to be improving our potash production, and I'm happy to share that we saw the first indications of this in our second quarter results. Improved brine grades at HB from the Eddy Cavern and good early-season evaporation rates, allowed us to extend our spring production season and we still expect our 2024 potash production to be approximately 15% higher than 2023.

As for our second quarter results, our operational and financial performance continues to be solid. In Trio®, our sales volumes and production are well ahead of last year's pace through the first six months of the year as increased operating rates from our new continuous miners and our modified operating schedule have driven significant improvement in both our total and per ton production costs. Trio® segment gross margin of $2.2 million in the second quarter was an increase of approximately $3.3 million sequentially and $1 million year-over-year. As the broader potash market looks to be finding its midcycle pricing floor, we remain focused on improving our unit economics by means of higher potash production.

Lastly, we want to again extend our best wishes to Bob as he continues his recovery. We will provide updates on our search for a new CEO as that process unfolds in the coming months."

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands, except per ton data)
Sales	$30,034	$47,264	$67,610	$99,761
Gross margin	$3,312	$12,876	$8,886	$27,304

Potash sales volumes (in tons)	55	79	129	167
Potash production volumes (in tons)	40	12	127	102

Average potash net realized sales price per ton(1)	$405	$479	$399	$485

Our total sales in the potash segment decreased $17.2 million in the second quarter of 2024, compared to the second quarter of 2023, as potash sales decreased $17.0 million, or 41%, and potash segment byproduct sales decreased $0.3 million. Our potash sales decreased in the second quarter of 2024, compared to the second quarter of 2023, as our average net realized sales price per ton decreased 15%, and we sold 30% fewer tons. We sold fewer tons of potash in the second quarter of 2024, compared to the second quarter of 2023, as we had fewer tons of potash to sell due to lower potash production from our HB and Wendover facilities.
Our potash segment cost of goods sold decreased by 25% in the second quarter of 2024, compared to the second quarter of 2023, as we sold 30% fewer tons of potash, although our production costs remained elevated due to decreased production volumes over the past year. A significant portion of our potash production costs are fixed and an increase in potash tons produced reduces our potash per ton cost.
During the second quarter of 2024, we recorded lower of cost or net realizable value inventory adjustments of $1.4 million as our weighted average carrying cost per ton for inventoried potash products at our HB and Wendover facilities was higher than our expected selling price per ton for those products.
Our potash segment gross margin decreased $9.6 million in the second quarter of 2024, compared to the second quarter of 2023, due to the factors discussed above.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands, except per ton data)
Sales	$26,522	$28,748	$63,010	$59,022
Gross margin	$2,182	$1,222	$1,043	$2,674

Trio® sales volume (in tons)	63	63	154	128
Trio® production volume (in tons)	68	58	122	107

Average Trio® net realized sales price per ton(1)	$314	$333	$306	$339

Trio® segment sales decreased 8% during the second quarter of 2024, compared to the second quarter of 2023. Trio® sales decreased $0.8 million, and our Trio® segment byproduct sales decreased $1.4 million. Trio® sales volumes were flat year-over year, and similar to potash prices discussed above, our Trio® average net realized sales price per ton has decreased since the peak prices realized during the second quarter of 2022, as potassium fertilizer supplies have improved.
Our Trio® cost of goods sold decreased 18% in the second quarter of 2024 despite sales volumes matching the prior year quarter, as improved production rates and decreased total production costs led to an improvement in our per unit costs. In the second quarter of 2024, we produced 68 thousand tons of Trio® which compares to 58 thousand tons in the same prior-year period. A significant portion of our production costs are fixed and an increase in tons produced decreases our per ton production costs.

Our Trio® segment generated gross margin of $2.2 million in the second quarter of 2024, compared to gross margin of $1.2 million in the second quarter of 2023, due to the factors discussed above.

Oilfield Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Sales	$5,539	$5,111	$10,862	$9,361
Gross margin	$2,130	$1,284	$4,129	$1,756

Our oilfield solutions segment sales increased $0.4 million in the second quarter of 2024, compared to the second quarter of 2023, primarily due to a $0.2 million increase in brine water sales and a $0.3 million increase in other oilfield solution products and services. Our water sales increased compared to the prior year period due to increased sales of water on our South ranch.

Our brine water sales and sales of other oilfield solutions segments products and services increased due to continued strong demand from oil and gas operators in the Permian Basin near Intrepid South.
    Our cost of goods sold decreased $0.4 million, or 11%, in the second quarter of 2024, compared to the second quarter of 2023, due to using less contract labor. In the second quarter of 2023, we used contract labor to complete various projects at Intrepid South.
Gross margin for the second quarter of 2024 increased $0.8 million compared to the second quarter of 2023, due to the factors discussed above.

Notes
1 Adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Tuesday, August 6, 2024, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at intrepidpotash.com. The replay of the call will require the input of the replay access code 1179359. The recording will be available through August 13, 2024.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and statements regarding management matters. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in management and the board of directors, and our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•global inflationary pressures and supply chain challenges;
•the impact of global health issues, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023, and our other reports we file with the Securities and Exchange Commission.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales	$62,055	$81,035	$141,342	$167,955
Less:
Freight costs	9,423	10,516	22,253	22,106
Warehousing and handling costs	2,586	2,801	5,675	5,534
Cost of goods sold	41,070	52,336	97,501	108,581
Lower of cost or net realizable value inventory adjustments	1,352	—	1,855	—
Gross Margin	7,624	15,382	14,058	31,734

Selling and administrative	7,937	7,948	16,294	16,806
Accretion of asset retirement obligation	622	535	1,244	1,070
Impairment of long-lived assets	831	—	2,208	—
Loss (gain) on sale of assets	241	(7)	492	193
Other operating income	(1,266)	(439)	(2,659)	(730)
Other operating expense	887	77	2,413	1,753
Operating (Loss) Income	(1,628)	7,268	(5,934)	12,642

Other Income
Equity in (loss) earnings of unconsolidated entities	(116)	(1,059)	33	(238)
Interest income	547	76	791	161
Other income	60	43	68	56
(Loss) Income Before Income Taxes	(1,137)	6,328	(5,042)	12,621

Income Tax Benefit (Expense)	304	(2,023)	1,079	(3,810)
Net (Loss) Income	$(833)	$4,305	$(3,963)	$8,811

Weighted Average Shares Outstanding:
Basic	12,886	12,766	12,852	12,730
Diluted	12,886	12,855	12,852	12,865
(Loss) Earnings Per Share:
Basic	$(0.06)	$0.34	$(0.31)	$0.69
Diluted	$(0.06)	$0.33	$(0.31)	$0.68

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2024 AND DECEMBER 31, 2023
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$51,663	$4,071
Short-term investments	2,464	2,970
Accounts receivable:
Trade, net	21,617	22,077
Other receivables, net	1,679	1,470
Inventory, net	101,932	114,252
Prepaid expenses and other current assets	3,832	7,200
Total current assets	183,187	152,040

Property, plant, equipment, and mineral properties, net	354,294	358,249
Water rights	19,184	19,184
Long-term parts inventory, net	30,899	30,231
Long-term investments	5,090	6,627
Other assets, net	9,000	8,016
Non-current deferred tax asset, net	195,337	194,223
Total Assets	$796,991	$768,570

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$7,173	$12,848
Accrued liabilities	11,310	14,061
Accrued employee compensation and benefits	6,856	7,254
Other current liabilities	8,100	12,401
Total current liabilities	33,439	46,564

Advances on credit facility	—	4,000
Asset retirement obligation, net of current portion	31,321	30,077
Operating lease liabilities	345	741
Finance lease liabilities	1,428	1,451
Deferred other income, long-term	46,617	—
Other non-current liabilities	1,593	1,309
Total Liabilities	114,743	84,142

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
12,908,078 and 12,807,316 shares outstanding
at June 30, 2024, and December 31, 2023, respectively	14	13
Additional paid-in capital	667,419	665,637
Retained earnings	36,827	40,790
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	682,248	684,428
Total Liabilities and Stockholders' Equity	$796,991	$768,570

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(833)	$4,305	$(3,963)	$8,811
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,594	8,892	17,898	18,183
Accretion of asset retirement obligation	622	535	1,244	1,070
Amortization of deferred financing costs	76	75	151	151
Amortization of intangible assets	84	80	164	161
Stock-based compensation	1,235	1,803	2,557	3,549
Lower of cost or net realizable value inventory adjustments	1,352	—	1,855	—
Impairment of long-lived assets	831	—	2,208	—
Loss (gain) on disposal of assets	241	(7)	492	193
Allowance for parts inventory obsolescence	419	—	472	—
Equity in loss (earnings) of unconsolidated entities	116	1,059	(33)	238
Distribution of earnings from unconsolidated entities	—	132	—	452
Changes in operating assets and liabilities:
Trade accounts receivable, net	20,208	15,391	459	2,917
Other receivables, net	(497)	(867)	(250)	(959)
Inventory, net	(1,509)	3,117	9,326	10,763
Prepaid expenses and other current assets	1,353	656	2,275	906
Deferred tax assets, net	(325)	2,016	(1,114)	3,676
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(3,271)	(2,827)	(6,892)	(8,132)
Operating lease liabilities	(356)	(408)	(740)	(809)
Deferred other income	(562)	—	43,872	—
Other liabilities	(32)	(3,455)	(703)	(2,222)
Net cash provided by operating activities	27,746	30,497	69,278	38,948

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(11,301)	(20,895)	(22,974)	(41,934)
Purchase of investments	—	(459)	—	(1,415)
Proceeds from sale of assets	55	24	4,651	89
Proceeds from redemptions/maturities of investments	1,000	2,500	1,500	4,000
Other investing, net	416	508	416	508
Net cash used in investing activities	(9,830)	(18,322)	(16,407)	(38,752)

Cash Flows from Financing Activities:
Payments of financing lease	(176)	(167)	(500)	(210)
Proceeds from short-term borrowings on credit facility	—	—	—	5,000
Repayments of short-term borrowings on credit facility	—	(5,000)	(4,000)	(5,000)
Employee tax withholding paid for restricted stock upon vesting	(142)	(298)	(775)	(1,337)
Net cash used in financing activities	(318)	(5,465)	(5,275)	(1,547)

Net Change in Cash, Cash Equivalents and Restricted Cash	17,598	6,710	47,596	(1,351)
Cash, Cash Equivalents and Restricted Cash, beginning of period	34,649	11,023	4,651	19,084
Cash, Cash Equivalents and Restricted Cash, end of period	$52,247	$17,733	$52,247	$17,733

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or net (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net (Loss) Income	$(833)	$4,305	$(3,963)	$8,811
Adjustments
Impairment of long-lived assets	831	—	2,208	—
Loss (gain) on sale of assets	241	(7)	492	193
Calculated income tax effect(1)	(279)	2	(702)	(50)
Total adjustments	793	(5)	1,998	143
Adjusted Net (Loss) Income	$(40)	$4,300	$(1,965)	$8,954

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (Loss) Income Per Diluted Share	$(0.06)	$0.33	$(0.31)	$0.68
Adjustments
Impairment of long-lived assets	0.06	—	0.17	—
Loss on sale of assets	0.02	—	0.04	0.02
Calculated income tax effect(1)	(0.02)	—	(0.05)	—
Total adjustments	0.06	—	0.16	0.02
Adjusted Net (Loss) Income Per Diluted Share	$—	$0.33	$(0.15)	$0.70

(1) Assumes an annual effective tax rate of 26% for 2024 and 2023.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net (Loss) Income	$(833)	$4,305	$(3,963)	$8,811
Impairment of long-lived assets	831	—	2,208	—
Loss (gain) on sale of assets	241	(7)	492	193
Interest expense	—	—	—	—
Income tax (benefit) expense	(304)	2,023	(1,079)	3,810
Depreciation, depletion, and amortization	8,594	8,892	17,898	18,183
Amortization of intangible assets	84	80	164	161
Accretion of asset retirement obligation	622	535	1,244	1,070
Total adjustments	10,068	11,523	20,927	23,417
Adjusted EBITDA	$9,235	$15,828	$16,964	$32,228

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2024		2023
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$30,034	$26,522	$47,264	$28,748
Less: Segment byproduct sales	5,896	109	6,158	1,520
Freight costs	1,871	6,660	3,272	6,266
Subtotal	$22,267	$19,753	$37,834	$20,962

Divided by:
Tons sold	55	63	79	63
Average net realized sales price per ton	$405	$314	$479	$333

	Six Months Ended June 30,
	2024		2023
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$67,610	$63,010	$99,761	$59,022
Less: Segment byproduct sales	11,060	313	11,500	2,740
Freight costs	5,017	15,634	7,264	12,952
Subtotal	$51,533	$47,063	$80,997	$43,330

Divided by:
Tons sold	129	154	167	128
Average net realized sales price per ton	$399	$306	$485	$339

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

	Three Months Ended June 30, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$24,138	$—	$—	$(40)	$24,098
Trio®	—	26,413	—	—	26,413
Water	—	—	2,572	—	2,572
Salt	3,335	109	—	—	3,444
Magnesium Chloride	932	—	—	—	932
Brine Water	1,584	—	1,166	—	2,750
Other	45	—	1,801	—	1,846
Total Revenue	$30,034	$26,522	$5,539	$(40)	$62,055

	Six Months Ended June 30, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$56,550	$—	$—	$(140)	$56,410
Trio®	—	62,697	—	—	62,697
Water	—	—	4,741	—	4,741
Salt	6,479	313	—	—	6,792
Magnesium Chloride	1,351	—	—	—	1,351
Brine Water	3,167	—	2,293	—	5,460
Other	63	—	3,828	—	3,891
Total Revenue	$67,610	$63,010	$10,862	$(140)	$141,342

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

	Three Months Ended June 30, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$41,106	$—	$—	$(88)	$41,018
Trio®	—	27,228	—	—	27,228
Water	100	1,474	2,568	—	4,142
Salt	3,278	46	—	—	3,324
Magnesium Chloride	1,667	—	—	—	1,667
Brine Water	1,113	—	1,001	—	2,114
Other	—	—	1,542	—	1,542
Total Revenue	$47,264	$28,748	$5,111	$(88)	$81,035

	Six Months Ended June 30, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$88,261	$—	$—	$(189)	$88,072
Trio®	—	56,282	—	—	56,282
Water	180	2,522	4,187	—	6,889
Salt	6,321	218	—	—	6,539
Magnesium Chloride	2,804	—	—	—	2,804
Brine Water	2,195	—	1,823	—	4,018
Other	—	—	3,351	—	3,351
Total Revenue	$99,761	$59,022	$9,361	$(189)	$167,955

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023
(In thousands)

Three Months Ended June 30, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$30,034	$26,522	$5,539	$(40)	$62,055
Less: Freight costs	2,803	6,660	—	(40)	9,423
Warehousing and handling costs	1,343	1,243	—	—	2,586
Cost of goods sold	21,224	16,437	3,409	—	41,070
Lower of cost or net realizable value inventory adjustments	1,352	—	—	—	1,352
Gross Margin	$3,312	$2,182	$2,130	$—	$7,624
Depreciation, depletion, and amortization incurred[1]	$6,178	$851	$1,195	$454	$8,678

Six Months Ended June 30, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$67,610	$63,010	$10,862	$(140)	$141,342
Less: Freight costs	6,759	15,634	—	(140)	22,253
Warehousing and handling costs	3,070	2,605	—	—	5,675
Cost of goods sold	47,040	43,728	6,733	—	97,501
Lower of cost or net realizable value inventory adjustments	1,855	—	—	—	1,855
Gross Margin	$8,886	$1,043	$4,129	$—	$14,058
Depreciation, depletion, and amortization incurred[1]	$13,149	$1,735	$2,266	$912	$18,062

Three Months Ended June 30, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$47,264	$28,748	$5,111	$(88)	$81,035
Less: Freight costs	4,338	6,266	—	(88)	10,516
Warehousing and handling costs	1,609	1,192	—	—	2,801
Cost of goods sold	28,441	20,068	3,827	—	52,336
Gross Margin	$12,876	$1,222	$1,284	$—	$15,382
Depreciation, depletion, and amortization incurred[1]	$6,429	$1,405	$915	$223	$8,972

Six Months Ended June 30, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$99,761	$59,022	$9,361	$(189)	$167,955
Less: Freight costs	9,343	12,952	—	(189)	22,106
Warehousing and handling costs	3,089	2,445	—	—	5,534
Cost of goods sold	60,025	40,951	7,605	—	108,581
Gross Margin	$27,304	$2,674	$1,756	$—	$31,734
Depreciation, depletion and amortization incurred[1]	$13,482	$2,611	$1,822	$429	$18,344
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.